Exhibit 99.1
Kulicke & Soffa Industries Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA
215-784-6000 phone
215-659-7588 fax
www.kns.com

Kulicke & Soffa Chief Financial Officer Maurice Carson Resigns

Vice President of Finance & Treasurer Michael Morris to Serve As Interim Chief Financial Officer

Fort Washington, PA – July 13, 2009 – Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC) (“K&S”) today announced that Maurice E. Carson, Senior Vice President, Chief Financial Officer and Principal Accounting Officer has resigned to accept a position with a semiconductor company in Northern California. Michael J. Morris, Vice President of Finance and Treasurer, has been appointed interim Chief Financial Officer, and Ran Bareket, Vice President and Corporate Controller, has been appointed interim Principal Accounting Officer. Mr. Carson’s last day is scheduled to be August 4, 2009, and both interim appointments will be effective on August 5, 2009.

“Commenting on the announcement, C. Scott Kulicke, Chairman and Chief Executive Officer, said, “We thank Maurice for his years of financial leadership and wish him success in his future endeavors. In the interim, we are pleased to have two very strong performers in Mike Morris and Ran Bareket stepping into expanded roles.”

Mr. Morris joined K&S in October 2006 and currently oversees Financial Planning, Treasury, and Tax functions.  Before coming to K&S, Mr. Morris was Assistant Treasurer at Constellation Energy Group, where he managed capital market activities and treasury operations.  Before joining Constellation in July 2005, Mr. Morris held various positions of increasing responsibility at the Treasurer's Office of General Motors. Mr. Morris earned a B.A. in Economics from the University of Pennsylvania and an MBA from the University of Michigan.

Mr. Bareket became Vice President and Corporate Controller of Kulicke and Soffa Industries Inc. in July 2006 after serving as Vice President of Financial Operations since 2005. Prior to that time, he served as director of Worldwide Financial Operations. Mr. Bareket earned a B.A. in Accounting/Management and a CPA from Tel Aviv Management College, Israel and an MBA from Pennsylvania State University.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor assembly equipment. As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades. In recent years K&S has expanded its product offerings through strategic acquisitions, adding die and wedge bonders and a broader range of expendable tools to its core ball bonding products. Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor devices. (www.kns.com)

Contacts:

Geoff Grande, CFA
FD
P: (617) 747-1721
F: (617) 897-1511
geoff.grande@fd.com

Tom Johnson
Director – Investor Relations & Corporate Communications
Kulicke & Soffa
P: (215) 784-6411
F: (215) 784-6167
tjohnson@kns.com

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